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                                                                 EXHIBIT 11.1

               CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                    THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                   ----------------------------     -----------------------------
                                                        1995           1996             1995              1996
                                                   ------------    ------------     ------------     ------------
Computation for statements of operations:
  Net loss before extraordinary loss ............  $ (4,706,238)   $ (2,354,054)    $ (8,189,607)    $ (9,940,368)
  Loss on repurchase of preferred
    stock of subsidiary .........................            --              --               --      (16,570,065)
                                                   ------------    ------------     ------------     ------------
      Loss before extraordinary loss
       applicable to common stock ...............    (4,706,238)     (2,354,054)      (8,189,607)     (26,510,433)
  Extraordinary loss.............................            --              --               --       (4,645,921)
                                                   ------------    ------------     ------------     ------------
      Net loss applicable to common stock .......  $ (4,706,238)   $ (2,354,054)    $ (8,189,607)    $(31,156,354)
                                                   ------------    ------------     ------------     ------------
                                                   ------------    ------------     ------------     ------------

Computation for weighted average common shares outstanding:
  Weighted average common shares
    outstanding .................................     8,850,033      17,241,728        8,850,033       15,216,677
  Incremental common shares applicable
    to common stock options based on
    the estimated fair value of the stock .......        16,557       1,060,357          354,299          944,121
  Common stock options excluded based
     on anti-dilutive effect ....................       (16,557)     (1,060,357)        (354,299)        (944,121)
                                                   ------------    ------------     ------------     ------------
  Weighted average common shares ................     8,850,033      17,241,728        8,850,033       15,216,677
                                                   ------------    ------------     ------------     ------------
                                                   ------------    ------------     ------------     ------------

Loss per common share:
  Primary and fully diluted
    Loss before extraordinary loss                 $      (0.53)   $      (0.14)    $      (0.93)    $      (1.74)
    Extraordinary loss                                       --              --               --            (0.31)
                                                   ------------    ------------     ------------     ------------
     Net loss                                      $      (0.53)   $      (0.14)    $      (0.93)    $      (2.05)
                                                   ------------    ------------     ------------     ------------
                                                   ------------    ------------     ------------     ------------
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